Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-269429), and the Registration Statement on Form S-8 (File No. 333-268034) of XORTX Therapeutics Inc. (the “Company”) of our report dated March 21, 2025, relating to the consolidated financial statements of the Company for the year ended December 31, 2024, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Davidson & Company LLP
Davidson & Company LLP
Chartered Professional Accountants
Vancouver, Canada
May 9, 2025